PRESS RELEASE

1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 • Telephone: (206) 624-8100 Fax: (206) 624-1645

Contact: Release Number: 03-09

Jeffrey Scott Szorik

Harrell Beck

Shurgard Storage Centers, Inc.

(206) 652-3702

FOR IMMEDIATE RELEASE

SHURGARD DELAYS RELEASE OF FIRST QUARTER FINANCIAL STATEMENTS; ANNOUNCES FIRST QUARTER OPERATING DATA

SEATTLE, WASHINGTON, May 9, 2003 . . . Shurgard Storage Centers, Inc. (NYSE:SHU), a leading self storage real estate investment trust (REIT), today announced that the Company's independent auditors informed the Audit Committee of the Company's Board of Directors that they have not completed their review of the Company's first quarter financial statements. The auditor's review is incomplete pending their review of a hedging transaction. The Company cannot release additional details about the review of the hedging transaction at this time, but anticipates that the independent auditor will complete their review soon. The Company understands that their review does not effect the Company's store operating results, revenues, cash flows or dividends, or the fair value of the Company's asset portfolio. For that reason we are releasing the Company's operating results for the first quarter 2003.

First Quarter Operating Data

Same Store NOI after leasehold and indirect expenses decreased 1.2% in the first quarter 2003 compared to the first quarter 2002. Same Store rental revenue for the first quarter 2003 increased 1.6% over the first quarter 2002. For the first quarter 2003 compared with the first quarter 2002, Same Store direct operating and real estate tax expense increased 8% and Same Store indirect operating and leasehold expense decreased 2.4%. Same Store average collected rental rates decreased 0.2%, from $11.76 per square foot in the first quarter 2002 to $11.74 per square foot in the first quarter 2003. Same Store occupancy for the first quarter 2003 increased one percent to 83% from 82% during the first quarter 2002.

Portfolio Growth

As of March 31, 2003, Shurgard operated a global network of 563 operating properties. The total includes 467 owned, leased, or managed properties in operation in the United States and 96 in Europe. During the first quarter 2003, the Company opened one new store worldwide.

Shurgard opened one new storage center in the United States. The store, located in New Jersey, was developed by the Company using the tax retention operating lease (TROL) structure and was purchased by the Company out of the TROL during the first quarter at a price of $4.8 million. During the first quarter, the Company also acquired a Northern California store from the TROL for a price of $7.1 million.

As of March 31, 2003, the Company had 36 projects in the tax retention operating lease structure (TROL). Of the 36 projects, 20 of them are operating stores, 14 are presently being constructed, and 2 are land acquisitions pending construction of improvements. The estimated cost to complete all 36 of the projects is $233.2 million. As of March 31, 2003 the total cost of the projects to date was $163.1 million, the Company's option price to acquire the properties was $156.5 million, and the Company provides a residual guarantee o $136.2 million.

As of March 31, 2003, Shurgard Europe had 11 stores under construction: one each in Belgium, Denmark, Sweden, and the United Kingdom, two in the Netherlands and Germany, and three in France.

On April 30, 2003, Shurgard, through our wholly owned subsidiary SSC Benelux, Inc., completed acquisition of a 10.6% interest in Shurgard Europe from Credit Suisse First Boston for 45 million euro ($49.7 million). The acquisition increases Shurgard's current interest in Shurgard Europe to approximately 18.2%. The Company previously announced its intention to further increase its ownership stake in Shurgard Europe above 18.2%. The Company believes such an increase will take place mid-year 2003.

The Company previously announced that it had entered into an Agreement and Plan of Merger to acquire 5 entities owning 19 self storage properties located in Minnesota doing business as Minnesota Mini-Storage. Closing of the transaction is anticipated to take place during the second quarter of 2003.

Shurgard Europe

Shurgard Self Storage SCA, the entity that develops, operates, and owns Shurgard Storage Centers in Europe reported that European Same Store revenue increased 10.5% in the first quarter 2003 over the first quarter 2002, translated at constant exchange rates. The Same Store rental revenue increases were a result of 2% increase in occupancy and a 7.5% increase in realized rent rates. Same Store direct operating and real estate tax expense increased 10.9% during the first quarter 2003 compared to the first quarter 2002, and leasehold and indirect operating expense decreased 2.3%. Same Store NOI after indirect and leasehold expense increased 15.6% for the first quarter year-over-year comparison period. The number of properties classified as Same Store using Shurgard US's definition of Same Store increased 68%, from 28 stores in the first quarter 2002 to 47 stores in the first quarter 2003.

Dave Grant, Chairman of Shurgard Europe, commented about future funding for development in Europe, "Shurgard Europe continues to attract interest as an exciting opportunity. During the second quarter we expect to announce the closing of a new development joint venture. Shurgard Europe has entered into an agreement with an equity source to form a 150 million euro joint venture. Under the terms of the agreement, the joint venture partner will provide 80%, and Shurgard Europe will provide the remaining 20%, of the equity necessary to develop approximately 30 new stores in Europe. The joint venture is in the process of arranging the 90 million euro of debt financing that is a contingency of the joint venture. If we successfully close this transaction, this tranche of financing will allow us to fund our development pipeline through the middle of 2004."

Conference Call: Management Review of First Quarter Operating Data

The Company will discuss first quarter 2003 operating data and related issues during a conference call on Friday, May 9, 2003, at 10:00 a.m. Pacific Time. The public is invited to listen to the call live via the Internet by clicking the appropriate links on the Company's website at http: //www.shurgard.com/ir.  The call also is available live on a listen-only basis by dialing 800-218-0204 (US & CN callers) and 303-262-2075 (International Callers). A taped replay of the conference call is available via the Internet address listed above until May 14, 2003, or via telephone until May 14, 2003 at 800-405-2236 (US & CN callers) 303-590-3000 (International callers) access code 534652#.

The Company previously announced a first quarter dividend of $.54 per share payable on May 20, 2003, to shareholders of record as of May 6, 2003.

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Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, business prospects and business strategy in the United States and Europe, including statements regarding the earnings guidance, projected development activity, including our projected revenues, expenses, FFO projections, and net income projections for 2003 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act and are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements. The risks and uncertainties that may cause these forward-looking statements to prove to be incorrect include the risks that implementation of the business plan, including marketing and sales initiatives, will not be successful and that the Company's earnings, expenses or revenues may be affected by other factors, such as the risk that changes in economic conditions in the markets in which we operate, competition from new self storage facilities or other storage alternatives may cause rent to decline and may cause occupancy rates to drop, or may cause delays in rent up of newly developed properties, the risk that new developments could be delayed or reduced, and the risk that the Company may experience increases in the cost of labor, taxes, marketing and other operating and construction expenses and the risk that tax law changes may change the taxability of future income and increases in interest rates may increase the cost of refinancing long term debt, and the Company's alternatives for funding its business plan may be impaired by the economic uncertainty due to the impact of war or terrorism, and the Company's interest in Shurgard Europe may be adversely impacted if that entity is unable to complete formation and funding of its contemplated development joint ventures. We may also be affected by pending legislation or changes in regulations or interpretations regarding certain accounting standards applied to the Company's operations and certain existing financial and joint venture structures of the Company, pending changes in accounting treatment for unconsolidated investments, guarantees, stock options and development overhead costs may affect the accounting treatment or net income of certain of the Company's investments. For a discussion of additional risks and other factors that could affect these forward-looking statements and Shurgard's financial performance, see Shurgard's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on March 17, 2003, and Form 10-Q for the quarter ending March 31, 2003 to be filed with the SEC.

INDEX of TABLES TO FOLLOW:

    Year-to-Date 2003 Same Store Results
    Summary of Self Storage Properties
    Europe Year-to-Date 2003 Same Store Results
    Summary of European Properties